Exhibit 10.5

Resolution adopted by the Board of Directors of the Company on October 15, 2004

RESOLVED, that options to purchase shares of the Company’s common stock held by Mr. Hansen on the date hereof will continue to become exercisable in accordance with their respective terms for so long as he continues to serve as Director Emeritus as if he remained a director of the Company during such time, and that each option held by him shall be exercisable until the earlier of the second anniversary of the date he ceases to serve as Director Emeritus and the expiration date of the option, but only to the extent such options were exercisable on his last date of service as Director Emeritus.